Exhibit 10.3

RESEARCH AND DEVELOPMENT AGREEMENT

This Research and Development Agreement (this "Agreement") executed this 29th day of October, 2014, is by and between Point Medical, Inc., a Delaware corporation ("PMI"), and Leveraged Developments LLC, a New Hampshire limited liability company ("LD"). PMI and LD are individually a "Party", and together are the "Parties," to this Agreement.

WITNESSETH

WHEREAS, LD and PMI are parties to that certain Development Agreement of even date herewith ("Initial Development Agreement"), it being understood that this Agreement will, upon the completion of the Development Plan under the Initial Development Agreement, extend the research and product and technology development relationship between LD and PMI, upon and subject to the terms and provisions hereof;

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Recitals. The representations contained in the foregoing 'WHEREAS clauses' are incorporated into this Agreement as if fully set forth herein.

2.          Terms Used Herein But Not Defined Herein. Terms used but not defined herein shall have the meaning ascribed to them in the Initial Development Agreement or in the Asset Purchase and Intellectual Property Assignment Agreement of even date therewith (collectively the "Other Agreements"). However, if a term is defined in this Agreement and that same term also is used and defined in the Other Agreements, such term shall have the specific meaning ascribed to it by this Agreement, and not the meaning ascribed to it in the Other Agreements.

3.          Definitions. For the purpose of this Agreement, the following definitions shall be applicable:

3.1           "LD R&D Agreement Know-How" shall mean all proprietary knowledge, information and expertise obtained, developed or created by LD in connection with this Agreement or as to which LD has rights, whether or not covered by any patent, patent application or future patent application, software, derivative works, and other works, whether copyrightable or not, copyright design, trademark, trade secret or other industrial or intellectual property rights, including without limitation the R&D Agreement Technology, R& D Agreement Improvements and R&D Agreement Information and Inventions.

3.2           "R&D Agreement Development Plan" means the plan for the development of the R&D Agreement Products, including requirements, features, specifications, priorities, milestones, time schedule, constraints and other information delivered and agreed to by the parties. Each quarter or more frequently as may be mutually agreed, LD and PMI will, in good faith, meet, discuss, agree and put in writing the R&D Development Plan for the upcoming four quarters or such lesser period as shall remain in the Term. The R&D Agreement Development Plan shall be based upon the application by LD of Commercially Reasonable Efforts to the R&D Development Agreement Development Program. This revised/rolling R&D Agreement Development Plan will precede the start of the quarter by three months. For example, for the June 1, 2015 plan, LD and PMI will complete this planning session in February 2015.

3.3           "R&D Agreement Development Program" shall mean the program for designing, engineering, developing, optimizing, testing, initiating manufacturing and obtaining Regulatory Approval for commercial marketing of the R&D Agreement Products, to the extent specified by PMI.

3.4           "R&D Agreement Improvement" shall mean any modification, variation or revision to an apparatus, method, product or technology, or any discovery, technology, device, process or formulation related to an apparatus, method, any product or technology, whether or not patented or patentable, including any enhancement in the manufacture or steps or processes thereof, ingredients, preparation, presentation, formulation, method, any product or technology, any discovery or development of any new or expanded indications for an apparatus, method, any product or technology, or any discovery or development that improves the stability, safety or efficacy of an apparatus, method, any product or technology), in each case, to the extent related to the R&D Agreement Technology and any R&D Agreement Product.

3.5           "R&D Agreement Information and Inventions" shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable and whether or not Confidential Information) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable), in each case, to the extent related to the R&D Agreement Technology and any R&D Agreement Product.

3.6           "R&D Agreement Intellectual Property" shall mean any LD R&D Agreement Know-How, R&D Agreement Information and Inventions, R&D Agreement Confidential Information, Patent, Patent Rights or Trademark that at any applicable time after the date of the execution of this Agreement which during the Term is Controlled by LD that is necessary or useful to make, use, sell, offer for sale, import or export any R&D Agreement Product.

3.7           "R&D Agreement Products" shall mean the technologies, products, items, improvements, inventions and ideas, to be defined by statements of work and planned developments communicated in writing in the course of this Agreement which are the subject of LD's development and other activities under the terms of this Agreement (which may include the "Product" including without limitation "Product Accessories" as defined by the Initial Development Agreement). The selection of the R&D Agreement Products shall be determined by PMI, as the customer.

3.8           "R&D Agreement Specifications" shall mean the minimum specification for the manufacture and performance of any R&D Agreement Product, which shall be established by LD and agreed upon by the Parties and documented in the R&D Agreement Development Plan.

3.9           "Term" shall have the meaning set forth in Section 6.

4.          R&D Agreement Development Program.

4.1           Purpose and Scope. The Parties wish to and hereby agree pursuant to the terms hereof to collaborate in the development and commercialization of R&D Agreement Products. LD under this Agreement will have responsibility for engineering and developing R&D Agreement Products, subject to the terms hereof. PMI will own all title and rights to all R&D Agreement Intellectual Property. To that end, the Parties will embark on the R&D Agreement Development Program with each party bearing specified responsibilities, all as further described herein.

4.2           Development of the R&D Agreement Products. The Parties each agree that they will use Commercially Reasonable Efforts to develop the R&D Agreement Products as set forth by the R&D Agreement Development Program in view of the specified responsibilities of each Party under this Agreement. If requested by PMI, LD shall develop mutually agreeable Specifications for the R&D Agreement Products based on the parameters as set forth in the R& D Agreement Development Plan and pursuant to the results of activities undertaken during the course of the R&D Agreement Development Program and will work with PMI to obtain Regulatory Approval for a minimally marketable R&D Agreement Product.

4.3           Conduct of Development Program.

4.3.1           LD's Obligations. LD shall use its good faith business and scientific judgment as applied to commercial development projects, to allocate sufficient time, effort, equipment and facilities to carry out the R&D Agreement Development Program in accordance with the timelines set forth therein, including but not necessarily limited to the timeline pursuant to the R&D Agreement Development Plan. LD shall work diligently, consistent with accepted business practices and legal requirements, to develop the R&D Agreement Products. LD's obligations shall include without limitation, to the extent requested by PMI, (i) use Commercially Reasonable Efforts to diligently pursue development of the R&D Agreement Products as indicated through the R&D Agreement Development Program, (ii) prepare for and initiate manufacturing of the R&D Agreement Products in conjunction with a selected Third Party manufacturer selected by PMI (iii) support of PMI's efforts to obtain Regulatory Approval for any R&D Agreement Product, including without limitation by way of creating and preparing all product related material needed in conjunction with the filing for Regulatory Approval, (iv) advise and assist PMI on negotiations with any proposed third party manufacturer of a R&D Agreement Product, and (e) advise PMI on PMI's plans for successful commercial product launch and execution. LD shall conduct its efforts hereunder in strict accordance with all applicable laws, regulations and guidelines, including without limitation, the requirements for Regulatory Approval. For the avoidance of doubt, LD shall not, in any capacity, directly or indirectly engage in the marketing or commercial sale of any R&D Agreement Product other than providing assistance to PMI or an authorized PMI licensee as indicated in this subsection.

4.3.2           PMI's Obligations. PMI shall use its good faith business and scientific judgment as applied to commercial development projects, to allocate sufficient time and effort to carry out its obligations under the R&D Agreement Development Program, including but not necessarily limited to the timeline pursuant to the R&D Agreement Development Plan. PMI shall promptly evaluate each iteration of any R&D Agreement Product prototype to enable LO to meet its performance deadlines pursuant to the R&D Agreement Development Plan and obligations pursuant to Section 4.3.1.

4.3.3           Expenses. Each Party will be responsible for its own expenses, unless agreed otherwise on a case by case basis in advance in writing.

4.4           Clinical Trials and Regulatory Approval.

4.4.1           Clinical Trials. Subject to the terms of the R&D Agreement Development Plan and further pursuant to Section 3.3.1, LO shall, to the extent requested by PMI (i) use its Commercially Reasonable Efforts to conduct required clinical trials of any R&D Agreement Product and support PMI's efforts to obtain Regulatory Approval for any R&D Agreement Product and for applicable regulatory compliance, and (ii) be responsible for all activities related to the development and quality assurance/quality control relating to a R&D Agreement Product and (c) include PMI in such efforts in a consultative capacity at PMI's sole discretion.

4.4.2           Regulatory Approval. Subject to the terms of the Development Plan and further pursuant to Section 3.3.1, LD shall, to the extent requested by PMI, use its Commercially Reasonable Efforts to prepare all product related materials needed for Regulatory Approval, including supporting any Pre-Market Notifications ("510{k)") submitted by PMI to the FDA, and shall have primary responsibility for: (i) all clinical data and reports related to R&D Agreement Product studies, and (b) data support for all Regulatory Approvals covering any R&D Agreement Product. LD and PMI shall consult with each other, to the extent determined by PMI, with respect to communications with the FDA, and LD shall provide copies to PMI of all proposed FDA data and other material for submission to FDA, as much as in advance of the proposed submission or delivery as reasonably practicable. The Parties shall cooperate in good faith with respect to all such submissions and meetings with the FDA relating to regulatory approval of the R&D Agreement Product. All regulatory dossiers or other regulatory filings pursuant to this Section 4.4.2 for the R&D Agreement Product shall be the sole and exclusive property of PMI.

4.5           PMI Site Visits to LD. Upon the delivery of five (5) days prior written notice, PMI shall have the right to visit the facilities of LD to meet with LD representatives for any purpose whatsoever relating to this Agreement and/or the R&D Agreement Development Program, including without limitation status conferences, development updates and oversight of the R&D Agreement Development Program.

4.6           Development Costs. PMI shall pay LD on account of its activities hereunder the monthly amount of One Hundred Twenty Thousand Dollars ($120,000), with the first payment due to LD on the 1st day of the month of June 2015, with subsequent monthly payments due to LD on the 1st day of each succeeding month for twenty four (24) months until the cumulative payment total equals Two Million Eight Hundred Eighty Thousand Dollars ($2,880,000), subject first to the completion of all commitments and payments due under the Initial Development Agreement. PMI may, at its sole discretion, accelerate payment of development costs pursuant to this Section 4.6. Any such accelerated payment schedule shall be memorialized as an amendment to this Agreement.

4.7           Regulatory Inspections. LD, or any entity contracted by LD to manufacture a R&D Agreement Product, shall cooperate with any inspection of its facilities by a regulatory agency or authority, including but not limited to any inspection by such regulatory agency or authority prior to the granting of Regulatory Approval to market the R&D Agreement Products. LD shall notify PMI as soon as possible of any notification received by LD from any regulatory authority to conduct an inspection of its manufacturing or other facilities used in the manufacturing, packaging, storage or handling of a R&D Agreement Product, or relating to any claim of non-compliance with regulatory requirements. Copies of all correspondence and notices relevant to any R&D Agreement Product to and from the regulatory authority in the Territory will be provided by LD to PMI.

4.8           Records. LD will maintain for the longer of a period of ten (10) years or per regulatory requirements all records generated in the course of its performance under this Agreement and necessary to evidence compliance with such laws and regulations as are applicable to the design and manufacture of a R&D Agreement Product. All such records shall be deemed the property of PMI, and a true and correct copy of any such records shall promptly made available to PMI whenever requested by PMI.

4.9           Consultants and Subcontractors. LD shall, as part of its regular project management communication to PMI, identify any consultant or subcontractor who is to provide services under this Agreement. Except as may be otherwise approved by PMI, such consultant or subcontractor shall not be retained unless they have entered into a written agreement with the Parties whereby the consultant or subcontractor agrees to (i) hereby assign to PMI all rights, title and interest in any intellectual property, know-how and the like (which shall be deemed LD R&D Agreement Know-How under this Agreement) developed as a result of their providing such services, (ii) agree to execute any documents and take all actions that are reasonably necessary to perfect such assignment in the future; and (iii) provide to PMI any licenses in any intellectual property owned, controlled or utilized by such consultant or subcontractor that may be required in order for PMI to utilize LD R&D Agreement Know-How developed by the consultants or subcontractors as a result of their providing such services.

4.10         Key Man Life Insurance. LD shall cause Jeffrey Carlisle to consent to PMl's obtaining of key man life or other insurance on Jeffrey Carlisle, in such amounts and upon such terms as determined by PMI in its sole discretion, and to cause him to take all such actions as are reasonable and customary in connection therewith.

5.          Intellectual Property Ownership and Related Issues.

5.1           Ownership of Intellectual Property Rights. LD hereby assigns and agrees to assign to PMI all Intellectual Property Rights created or arising pursuant to or in connection with the performance of this Agreement and the R&D Agreement Development Plan including without limitation all R&D Agreement Intellectual Property that are conceived, discovered, developed or otherwise made by or on behalf of LD during the Term of this Agreement (or its Affiliates or its licensors or sublicensees), whether or not patented or patentable.

5.2           Disclosure and Assignment. LD shall promptly disclose to PMI in writing, the conception or reduction to practice, or the discovery, development or making of all Intellectual Property Rights including without limitation all R&D Agreement Intellectual Property created or arising pursuant to or in connection with the performance of this Agreement and the R&D Agreement Development Plan that are conceived, discovered, developed or otherwise made by or on behalf of LO during the Term of this Agreement (or its Affiliates or its licensors or sublicensees), whether or not patented or patentable, and shall, and does hereby, assign, and shall cause its Affiliates or its sublicensees to so assign, to PMI, without additional compensation, all of their respective rights, titles and interests in and to any and all of the foregoing. To the extent necessary to assign any such intellectual property rights, LD shall enter into and execute all reasonable and appropriate assignments, transfers and other agreements, and enter into all agreements with its employees, contractors, and Affiliates or sublicensees, that are necessary or appropriate to ensure the assignment of such intellectual property and intellectual property rights to PMI.

5.3           Inventorship. The determination of whether Improvement and/or Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of identifying initial proprietary rights (including any patent, trademark, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable United States law.

5.4           Patent Prosecution and Maintenance.

5.4.1           Patent Prosecution. The prosecution, filing and maintenance of all Patent Rights and applications relative to R&D Agreement Intellectual Property shall be the responsibility of PMI. All decisions with respect to prosecution of the Patent Rights are reserved to PMI.

6.          Term and Termination.

6.1           Term. Unless otherwise terminated pursuant to this Section 6, this Agreement shall remain in full force and effect until the date of the last payment under Section 4.6 hereof, unless this agreement is earlier terminated in accordance with the following provisions of this Section 6; provided that no such termination or expiration of this Agreement shall terminate the obligations of the Parties which have accrued prior to the date of such termination or the provisions hereof which are intended to survive the termination or expiration of this Agreement.

6.2           Termination.

6.2.1           Termination for Material Breach. Each Party shall have the right to terminate this Agreement and its obligations hereunder in the event of a material breach by the other party, or materially fails to perform, its obligations under this Agreement and fails to cure such breach or nonperformance within twenty (20) days after receiving from the non-breaching Party written notice thereof, the non-breaching Party in its sole discretion may terminate this Agreement upon prior notice to the defaulting Party.

6.2.2           Termination by Mutual Consent. This Agreement may be terminated by the mutual consent of PMI and LO.

6.2.3           Failure to Close. PMI in its sole discretion may terminate this Agreement in the event that the Closing under the Asset Purchase and Intellectual Property Transfer Agreement shall fail to occur through no default on the part of PMI.

6.2.4           Termination Upon Insolvency. Termination by the non insolvent or non breaching party in the event of the liquidation or dissolution of the other party, the filing by or against the other party of a petition in bankruptcy or insolvency, the assignment by the other party of its assets for the benefit of its creditors, the admission by the other party of its inability to pay its debts as they come due, the appointment of a receiver or trustee for the assets of the other, or the making of any voluntary arrangement by the other party with its creditors, which event is not discharged, waived or cured within sixty (60) days after the occurrence thereof. Without limiting any of any party's rights under any other provision of this Agreement, each party's rights under this Agreement will include those rights afforded by 11 U.S.C. 365(n) and any successor statute thereto (the "Code"). If the bankruptcy trustee of a party as a debtor or such party as a debtor-in-possession rejects this Agreement under 11 U .S.C. 365, either other party may elect to retain its rights hereunder for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement, 11 U.S.C. 365(n), and any other relevant sections of the Code or other relevant non-bankruptcy law.

6.3           Accrued Obligations. Notwithstanding any termination under this Section 6, any obligation to pay payments which had accrued or become payable as of the date of termination shall survive termination of this Agreement.

6.4           Ownership of Intellectual Property. No termination of this Agreement shall modify, limit or affect PMI's ownership interest in the Intellectual Property Rights and other rights provided for by Article V hereof nor limit or affect LD's obligations to PMI with respect thereto.

6.5           Force Majeure Events. If either Party is prevented from performing any of its obligations hereunder (other than payment obligations) due to any cause which is beyond the non-performing Party's reasonable control, including, without limitation, fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war, terrorist act or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a "Force Majeure Event"), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event. Such non-performance will be excused for as long as such event shall be continuing (whichever period is shorter), provided that the non-performing Party gives immediate written notice to the other Party of the Force Majeure Event. Such non-performing Party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. Should the event of Force Majeure continue unabated for a period of 60 days or more, the Parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

6.6           Survival. All rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the event of any termination or expiration of this Agreement, except for the following which shall survive according to their terms: Sections 4.8, Article V, 6.3, 6.4, 6.6, Article VII, Article VIII, and Article IX.

7.          Indemnification.

7.1           Indemnification by PMI. PMI hereby agrees to indemnify, hold harmless and defend LD against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts LD becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims (i) arise out of the breach or alleged breach of any representation or warranty by PMI hereunder, or (ii) arise from a Third Party claim of injury or death or damage to property resulting from such Third Party's use of the R&D Agreement Product and not caused by LD's negligence or misconduct in the performance of its obligations under this Agreement, or (iii) are due to the negligence or misconduct of PMI in the promotion, marketing or sale of the R&D Agreement Product; provided that such indemnification obligation shall not apply to the extent such claims are covered by LD's indemnity set forth in Section 7.2 below.

7.2           Indemnification by LD. LD hereby agrees to indemnify, hold harmless and defend PMI against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts PMI becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) result from LD's activities under this Agreement, (ii) arise out of the breach or alleged breach of any representation or warranty by LD hereunder, (iii) are due to the negligence or misconduct of LD, or (iv) arise from a Third Party claim of injury or death or damage to property resulting from such Third Party's use of the R&D Agreement Product to the extent caused by LD's negligence or misconduct in the performance of its obligations under this Agreement; provided that, such indemnification shall not apply to the extent such claims are covered by PMI' s indemnity set forth in Section 7.1 above.

7.3           Procedure. Each Party's agreement to indemnify, defend and hold the other harmless under Sections 7.1 and 7.2 is conditioned on the indemnified party (a) providing written notice to the indemnifying party of any claim arising out of the indemnified activities within thirty (30) days after the indemnified party has knowledge of such claim; (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim; (c) assisting the indemnifying party, at the indemnifying party's reasonable expense, in the investigation of, preparation for and defense of any claim; and (d) not compromising or settling such claim with the indemnifying party's written consent. In the event that the parties cannot agree as to the application of Sections 7.1 and 7.2 above to any particular loss or claim, the parties may conduct separate defenses of such claim. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding subsection (b) above.

7.4           Insurance Coverage. Each Party represents and warrants that it is covered and will continue to be covered by a comprehensive insurance program which covers all of each Party's activities and obligations hereunder. Each Party shall provide the other party with written notice at least fifteen (15) days prior to any cancellation or material change in such insurance program that reduces coverage thereunder. Each Party shall maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during (i) the period that any R&D Agreement Product produced pursuant to this Agreement is intended to be used in a clinical trial and (ii) to be sold commercially following Regulatory Approval.

8.          Confidentiality.

8.1           Confidential Information. The Party's rights and obligations with respect to Confidential Information disclosed under this Agreement shall be governed by the Confidential Disclosure Agreement executed between the Parties dated as February 18, 2014, except as set forth below.

8.2           Authorized Disclosure. The Parties agree that the terms, but not the mere existence, of this Agreement and the Other Agreements will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may make disclosures required by law or regulation, provided prior notice is given to the other Party whenever possible, and may disclose the general terms of this Agreement and the other Agreements to bona fide potential corporate partners, and to financial underwriters, prospective investors, acquirers and merger partners, and other Parties with a need to know such information. Any such disclosures, and any disclosure of the development of R&D Agreement Products or other developments under this Agreement, including but not limited to press releases, will be reviewed and consented to by each party prior to such disclosure. Such consent shall not be untimely or unreasonably withheld by either party. All such disclosures shall be made only to persons under an obligation of confidentiality.

Notwithstanding any other provision of this Agreement, each party may disclose the other party's Confidential Information if such disclosure:

(a)          is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

(b)          is otherwise required by law or regulation, including SEC related documents; or

(c)          is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

8.3           Return of Confidential Information. Upon termination of this Agreement, each Party shall use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return all Confidential Information received by it from the other party, provided, however, that the receiving party may keep one copy of such Confidential Information for legal archival purposes. Access to the copy so retained by the receiving party's legal department shall be restricted to counsel and such Confidential Information shall not be used except in the resolution of any claims or disputes arising out of this Agreement.

8.4           Publications. Except as required by law, neither party shall publish or present the results of studies carried out with respect to R&D Agreement Products without the opportunity for prior review by the other party. Each party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations which relate to R&D Agreement Products at least thirty (30) days prior to their intended submission for publication and such submitting party agrees, upon written request from the other party, not to submit such abstract or manuscript for publication or to make such presentation until the other party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable.

9.          Miscellaneous.

9.1           Agency. Neither party is, nor will be deemed to be, an employee, agent or legal representative of the other party for any purpose. Neither party will be entitled to enter into any contracts in the name of, or on behalf of the other party, nor will a party be entitled to pledge the credit of the other party in any way or hold itself out as having authority to do so. This Agreement is an arm's-length agreement between the parties and shall not constitute or be construed as a joint venture.

9.2           No Third Party Beneficiaries. Except as specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.3           Entire Agreement. Except as agreed to by the parties in writing, this Agreement, and Exhibits hereto, together with the Other Agreements, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof.

9.4           Successors and Assigns. Neither this Agreement nor the rights or obligations of the Parties under this Agreement shall be assignable without the written consent of the non assigning Party and any such purported assignment without the written consent of the non assigning Party shall be void and without effect; provided, however that PMI may assign its rights hereunder at the closing of a sale of all or substantially all of the assets relating to the Technology or a change of control transaction in which the holders of the voting securities of PMI immediately before such transaction own less than 50% of the voting securities of the surviving entity immediately after giving effect to such transaction. Except as otherwise provided herein, this Agreement and all covenants and agreements contained herein shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, permitted representatives and permitted assigns.

9.5           Severability. Any term or prov1s10n of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any term or provision of this Agreement would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. For any such invalid or unenforceable provision, the Parties shall use commercially reasonable efforts to negotiate a substitute valid and enforceable provision while preserving to the fullest extent possible the intent and agreements of the Parties set forth herein.

9.6          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall or by any other electronic means shall be treated as original signatures.

9.7           Headings. The Section headings contained in this Agreement are inserted for convemence only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8           Notices. All communications between LD and PMI relating to this Agreement and the subject matter hereof shall be directed to the persons designated to receive notices set forth in this Section 9.8 or such other individuals as they may designate. All notices, requests, demands, Claims and other communications under this Agreement shall be in writing. Any notice, request, demand, Claim or other communication under this Agreement shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon confirmation of facsimile (with a confirmation copy to be sent by overnight delivery) or (iii) one business day following the date sent when sent by overnight delivery, at the following address:

lf to LD:

Jeffrey Carlisle, Member

Leveraged Developments LLC

75 Congress Street

Portsmouth, NH 03801

lf to PMI:

Jerry Ruddle, President and COO

Point Medical, Inc.

665 Martinsville Road, Suite 219

Basking Ridge, NJ 07920

Either Party may change the named party and address to which notices, requests, demands, Claims and other communications under this Agreement are to be delivered by giving the other Party notice in the manner herein set forth.

9.9           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereto submit to the exclusive jurisdiction of the State and Federal courts in the State of Delaware and New Castle County with respect to any dispute.

9.10         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by PMI and LD. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such wavier be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any consent, waiver or amendment signed by LD shall be deemed the consent, waiver or amendment of LD and its Affiliates and any consent, waiver or amendment signed by PMI shall be deemed the consent, waiver or amendment of PMI's and its Affiliates pursuant hereto.

9.11         Expenses. Except as expressly stated otherwise, each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and transactions contemplated hereby and thereby.

9.12         Export Control. This Agreement is made subject to any restrictions concerning the export of R&D Agreement Products or technical information from the United States of America or other countries that may be imposed upon or related to PMI or LD from time to time ach party agrees that it will comply with all applicable export laws and regulations in connection with its activities under this Agreement.

IN WITNESS WHEREOF, PMI and LD intending legally to be bound hereby have caused this Development Agreement to be duly executed as of the date first above written.

[Signature Page Follows]

POINT MEDICA L, INC.
By:	/s/ Jerry Ruddle
Name:	Jerry Ruddle
Title;	President and COO

LEVERAGED DEVELOPM ENTS LLC’

By:	/s/ Jeffrey Carlisle
Name;	Jeffrey Carlisle
Title:	Member